ANNUAL MEETING RESULTS

An annual meeting of the funds shareholders was held on December 4, 2006. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes with respect to such matters, are set forth below.

(1) The funds preferred shareholders elected the following
directors:
					   Shares
					 Withholding
				Shares    Authority
			       Voted For   To Vote
Roger A. Gibson ................. 1,549          0
Leonard W. Kedrowski ............ 1,549          0

(2) The funds common and preferred shareholders, voting as a single class, elected the following directors:

				           Shares
					 Withholding
				Shares    Authority
			       Voted For   To Vote
Benjamin R. Field III ....... 5,359,592     93,028
Victoria J. Herget .......... 5,358,592     94,028
John P. Kayser .............. 5,349,692    102,928
Richard K. Riederer ......... 5,358,592     94,028
Joseph D. Strauss ........... 5,357,772     94,848
Virginia L. Stringer ........ 5,356,572     96,048
James M.Wade ................ 5,361,572     91,048

(3) The funds common and preferred shareholders, voting as a single class, ratified the selection by the funds board of directors of Ernst & Young LLP as the independent registered public accounting firm for the fund for the fiscal period ending August 31, 2007. The following votes were cast regarding this matter:

    Shares           Shares                     Broker
   Voted For      Voted Against   Abstentions  Non Votes
   5,411,791         21,702         19,127         0